CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Pioneer Money Market Trust's Class A, Class B and Class C Shares, Class R Shares, and Class Y Shares Prospectuses, and "Independent Auditors" and "Financial Statements" in the Pioneer Money Market Trust's Class A, Class B, Class C, Class R and Class Y Shares Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 27 to the Registration Statement (Form N-1A, 1933 Act File No. 33-13179) of our report, dated February 17, 2004, with respect to the financial statements and financial highlights of Pioneer Money Market Trust included in its December 31, 2003 Annual Report to the Shareowners.

                                                         /s/ ERNST & YOUNG LLP


Boston, Massachusetts
April 26, 2004